Exhibit 10.8

[Geovic Mining Letter]

December 1, 2006

[Directors]

Re: Services as a Director of Geovic Mining Corp.

Dear [Director]:

     Thank you for agreeing to serve as a director of Geovic Mining Corp. (“Company”). This letter is intended to serve as a basic agreement between the Company and you concerning the Company’s policies toward compensation of directors of the Company. The compensation matters described in this letter are subject to revision from time to time by the Board of Directors and may be described in public reports and financial statements issued by the Company from time to time. We expect that each person who serves as a director will become party to a similar agreement.

Compensation for Services

      1.      Options.   You have agreed to serve as a director of the Company, assuming the Scheme of Arrangement is approved by the Grand Court of the Cayman Islands and becomes effective in the manner contemplated in the Arrangement Agreement dated effective September 22, 2006 and amended October 31, 2006. You have agreed to serve from the effective date of the Scheme of Arrangement (“Effective Date”) until at least the first meeting of shareholders of the Company at which directors are elected.

     As compensation for that service, the Company shall issue to each of the three new “outside” Directors of the Company, an option under the Geovic Mining Corp. Stock Option Plan to purchase up to 150,000 shares of common stock of the Company. The form of Option Certificate attached to this letter as Exhibit A evidences the applicable option to be granted and, when authorized by Board action, will supersede this letter regarding the options and their terms. Generally, you will note that the Option Certificate will provide that options are deemed to become exercisable (i.e., to “vest”) on a monthly basis during the first 12 months of your service as a director, such that after 12 months all 150,000 shares will be fully exercisable for the entire remaining term of the option, which is five years, as authorized in the Option Plan. There is also a change of control provision that fully vests all options in the event that a change of control event occurs before all options are fully vested.

     Options or other compensation for service as a director in future years will be determined by the Board of Directors at a future time.

      2.      Fees for Attending Meetings.   In addition to the option compensation described above, the Company intends to pay each director a fee of $1,500 for each full day spent by the director in attending director meetings, committee meetings or other official business undertaken as a result of being a director of the Company. The Company will pay a fee of $500 for each telephone director meeting, of one-half day or less. These payments will be made by the Company at or shortly after each meeting and will be subject to applicable tax withholding, reporting, and other rules applicable to such compensation.

Directors of Geovic Mining Corp.
December 1, 2006

      3.      Reimbursements for Expenses.   The Company shall reimburse each director for reasonable expenses incurred in connection with attending in-person meetings of directors or committees of the Board of Directors or for other reasonable expenses incurred in undertaking Company business at the request of the full Board of Directors or any committee thereof. Generally, this would include transportation expenses to the meeting site, lodging, reasonable meals, etc. Reimbursement of expenses would be subject to review by an appropriate committee of the Board or the Board.

      4.      Liability Insurance.   At all times during which you will be asked to serve as a director of the Company, the Company shall have in place, at its expense, officers’ and directors’ liability insurance covering errors, omissions or other liabilities for which one or more directors of the Company or its officers may be found liable on usual and customary terms. The insurance will include coverage for costs of defense and will provide total coverage to the Company and all officers not less than $10 million.

     In addition to liability insurance, the Company agrees to indemnify and to hold each director harmless from and against liabilities or claims made against the officers or directors, including claims for contribution from other officers or directors, which arise as a result, directly or indirectly, from service as a director or an officer of the Company, in accordance with Delaware law and the Bylaw of the Company. (A copy of the Bylaws to be adopted on or before the Effective Date is enclosed for your review.)

Your Responsibilities

     The Company and the other directors of the Company expect each director to commit to and observe the following:

      1.      Attend meetings.   Our Board of Directors will function much more effectively if each director attends, in person to the extent feasible, the meetings of the Board of Directors and any committee of the Board of Directors on which you may serve. This should include your arranging to arrive at the meeting site in advance of the commencement of the meeting and to be available to continue your attendance until the meeting is completed. While there will be instances when individual directors may face circumstances which limit his availability, we all should commit to devote sufficient time at our meetings to enable us to fully consider all Company business at hand.

      2.      Promptly Respond to Communications.   Each director should be committed to promptly acknowledge receipt of communications and to respond in a reasonable time. Our meetings will be expedited and more efficient if we have reviewed pre-meeting information furnished by management, committees or other Board members, and if we all promptly respond to requests for information for review of corporate business, or for our availability to meet, for example.

Directors of Geovic Mining Corp.
December 1, 2006

      3.      Review Company Filings and Other Materials.   From time to time it will be incumbent upon the Board to approve regulatory filings, corporate documents, contracts, plans and other documentation. Where appropriate, directors should be prepared to review and comment, if necessary, on such documents in a timely manner.

      4.      Make Required Regulatory Filings.   As directors of a publicly-owned corporation, the directors will be required to report security holdings and changes, borrowings, transactions with the Company or affiliates of the Company and similar matters. By agreeing to become a director, you are committing to follow all legally required reporting obligations, as well as all such obligations and policies as may be determined internally by the Company or the Board of Directors.

      5.      Comply With Applicable Law.   While this is certainly implied by any director, we believe our directors should explicitly undertake the responsibility to comply with all applicable law, given recent publicity of certain public corporations, and legislative oversight.

     I look forward to serving with you as a director of Geovic Mining Corp. If the matters described in this letter and the attached Option Certificate are acceptable to you, please sign one copy of the letter in the place provided below, one copy of the Option Certificate in the place provided on the copy and return them both to us in the envelope which is also provided. We will expect to formally approve and ratify these matters at our first meeting of Directors after the Closing.

     If you have any questions concerning this letter or any matter stated above or the enclosure, please do not hesitate to call.

Sincerely, GEOVIC MINING CORP. By ________________________________ John E. Sherborne, Chief Executive Officer and Director

Approved and Acknowledged:
December 1, 2006

______________________________________
[Director]